Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Raphael Gross

203-682-8253

investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Second Quarter 2020 Comparable Restaurant Sales

Significant Sequential Improvement in Comparable Restaurant Sales Trend Extended Through the First Two Weeks of July

Cash Balance Increases $26.5 Million during the Second Quarter 2020 to $101.6 Million

Completes Amendment to Revolving Credit Facility

DALLAS, Texas - (Business Wire) – July 16, 2020 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® restaurant brands, today reported comparable restaurant sales for the 13-week second quarter 2020, which ended on June 28, 2020, and for the subsequent two-week period, which ended on July 12, 2020. The Company also provided a liquidity update and announced the completion of an amendment to its revolving credit facility.

Fiesta President and Chief Executive Officer Richard Stockinger said, “We are very encouraged by the significant sequential improvement in comparable restaurant sales at both brands in the second quarter, which has continued into the third quarter. These improving trends have come despite the fact that we are operating in two of the most challenged states in terms of COVID and economic conditions, Florida and Texas. Pollo Tropical comp sales acceleration was the most significant, improving from -49.2% in April to -12.2% in the first half of July. As we continue to prioritize the well-being of our team members and guests during this pandemic, we are also creating a better business model that is easier and safer for our consumers including expanded delivery options, new curbside and pick-up capabilities, and a much-enhanced online ordering experience.”

Mr. Stockinger continued, “We have been taking ongoing steps to ensure a safe operating environment throughout this crisis. Effective July 12, we made the decision to close all of our dining rooms until further notice to ensure team member and guest safety. We will continue to operate our restaurants for drive thru, delivery and pick up, and we are accelerating efforts to better enable our customers to enjoy our brands safely and conveniently across all channels - wherever and whenever they choose.”

Mr. Stockinger concluded, “We have also finalized an amendment to our credit agreement that includes adjustments to our covenants that are more reflective of current sales and profit trends. We believe the amendment allows us adequate covenant and liquidity cushion to comfortably operate the business in this challenging environment. For the remainder of 2020, the only applicable financial covenant that requires compliance will be a minimum liquidity target. As a result of our rising sales trends and improved cash flow management, our cash balance increased $26.5 million over the second quarter from $75.1 million as of April 3 to $101.6 million on June 28(1). Our outstanding revolver balance was $150.0 million and our net revolver debt at the end of Q2 was $48.4 million(2). At current sales trends we believe we will continue to improve liquidity, despite the challenging environment.”

(1)	Cash balance defined as operating bank account balances. This amount does not include outstanding checks and other items that are not expected to be material and are included in our balance sheet cash balance.
(2)	Net revolver debt defined as revolving credit facility balance of $150.0 million (including letters of credit) less cash balance of $101.6 million.

The Company executed an amendment to its credit agreement on July 10, 2020 as summarized in and included as an exhibit to the Company’s Form 8-K filed with the Securities and Exchange Commission today. Pursuant to the amendment, the available borrowings under the revolving credit facility will be reduced from $150 million to $95 million in a phased reduction beginning with a $30 million permanent reduction at the closing of the amendment on July 10, 2020, a $15 million reduction in the fourth quarter of 2020 and a $10 million reduction in the first quarter of 2021. After giving effect to the Company’s $30 million repayment of revolving credit borrowings in accordance with the amendment, the Company had a cash balance of $69.8 million(3) and net revolver debt of $50.2 million as of July 10, 2020(4). Please reference such Form 8-K filing for additional details regarding the amendment to the Company’s credit agreement.

Comparable Restaurant Sales Summary

	Second Quarter 2020	Fiscal April	Fiscal May	Fiscal June	Two Weeks Ended July 12
Pollo Tropical	-31.6%	-49.2%	-27.9%	-17.8%	-12.2%
Taco Cabana	-19.2%	-26.2%	-14.5%	-18.0%	-13.4%

Second Quarter 2020 Conference Call

Fiesta also announced that it will host a conference call to review second quarter 2020 results on Wednesday, August 5, 2020 at 4:30 P.M. ET. A press release containing second quarter 2020 results will be issued after market close that same day.

The conference call can be accessed live over the phone by dialing 631-891-4304. A replay will be available after the call until Wednesday, August 12, 2020 and can be accessed by dialing 412-317-6671. The passcode is 10010440. The conference call will also be webcast live and archived on the corporate website at www.frgi.com, under the “Investor Relations” section.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc., owns, operates and franchises the Pollo Tropical® and Taco Cabana® restaurant brands. The brands specialize in the operation of fast casual/quick service restaurants that offer distinct and unique flavors with broad appeal at a compelling value. The brands feature fresh-made cooking, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

(3)	Cash balance defined as operating bank account balances. This amount does not include outstanding checks and other items that are not expected to be material and are included in our balance sheet cash balance.
(4)	Net revolver debt defined as revolving credit facility balance of $120.0 million (including letters of credit) less cash balance of $69.8 million.

Forward Looking Statements

Certain statements contained in this news release and in our public disclosures, whether written, oral or otherwise made, relating to future events or future performance, including any discussion, express or implied regarding the impact of the COVID-19 pandemic and our initiatives on future sales, operating profit, cash liquidity and earnings contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “positioned,” “target,” “continue,” “expects,” “look to,” “intends” and other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict, and you should not place undue reliance on our forward-looking statements. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those discussed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended December 29, 2019 and our quarterly reports on Form 10-Q. All forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this release are made only as of the date of this release and may change. While we may elect to update forward-looking statements at some point in the future, we expressly disclaim any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.